Exhibit 10.48

Date	To
April 7, 2013	David B. Lowman

From
Donald H. Layton

Subject
Your Compensation as Executive Vice President – Single-Family Business

On behalf of the Compensation Committee (the “Committee”) of Freddie Mac’s Board of Directors (the “Board”), this memorandum sets forth Freddie Mac’s agreement to employ you as its Executive Vice President – Single-Family Business, effective May 20, 2013, pursuant to the terms and conditions set forth herein. The terms and conditions set forth herein have been approved by the Committee and the Federal Housing Finance Agency (“FHFA”) and supersede any previous communications you may have had with Freddie Mac, FHFA, or the United States Department of Treasury (“Treasury”).

As Freddie Mac’s Executive Vice President – Single-Family Business, you shall report to me, Freddie Mac’s Chief Executive Officer, or my successor, and have the same status, privileges, and responsibilities normally inherent in such capacity in corporations of similar size and character. You shall also perform such additional duties as the Board may from time to time reasonably assign to you.

During your employment, you agree to devote substantially all of your time, attention, and energies to Freddie Mac’s business, and to not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, other than for service on outside boards in accordance with our Outside Employment and Other Outside Activities Policy. This restriction shall not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Personal
Securities Investment policy, and except as provided herein.

Please review and confirm that such terms and conditions conform to your understanding by returning to Scott Coolidge, Freddie Mac’s Senior Vice President – Human Resources, a signed copy of this letter.

Compensation Terms – David B. Lowman – April 7, 2013

I.	Compensation

Your compensation is governed by the 2013 Executive Management Compensation Program (“2013 EMCP”). To participate in the 2013 EMCP, you must agree to the terms of the 2013 EMCP Program Document and a Recapture and Forfeiture Agreement, both of which will be provided for your review after these documents are finalized. The 2013 EMCP Program Document will outline the terms and conditions of our compensation program for senior executives, while the Recapture and Forfeiture Agreement will describe the circumstances under which certain compensation is subject to forfeiture and repayment. In the event that you do not agree to the terms of either or both documents, you will be paid only Base Salary

Your target total direct compensation (“Target TDC”) will be $3,000,000, which will be pro-rated in the first calendar year of employment based on your agreed upon hire date. Your Target TDC will consist of two components – Base Salary and Deferred Salary – which are summarized below.

Base Salary – Base Salary is paid in cash. The annualized amount of your Base Salary is $500,000.

Deferred Salary – Deferred Salary is earned on a semi-monthly basis. The amount earned in each quarter is paid in cash on the last business day of the corresponding quarter of the following calendar year. The annualized amount of your Deferred Salary is $2,500,000 and is comprised of the following two components:

•
At-Risk Deferred Salary – This portion of your Deferred Salary is equal to thirty percent (30%) of your Target TDC, or $900,000, up to half of which may be reduced based on the company’s performance against objectives established by FHFA and up to half of which may be reduced based on performance against objectives established by Freddie Mac and your individual performance.

•	Fixed Deferred Salary – This portion of your Deferred Salary is equal to your Target TDC less your Base Salary and At-Risk Deferred Salary, and is equal to $1,600,000.

Compensation Terms – David B. Lowman – April 7, 2013

Cash Award – In consideration of your accepting this offer and beginning employment with Freddie Mac, you will receive a cash award in the amount of $150,000. You will receive this cash award on the same date on which you receive your first payment of Base Salary. The cash award is not considered “compensation” for purposes of our tax qualified Thrift/401(k) Savings Plan and our non-qualified Supplemental Executive Retirement Plan.

The cash award is subject to repayment if your employment terminates prior to the one-year anniversary of your date of hire for either of the following reasons:

•	You voluntarily resign employment; or,

•
We terminate your employment due to the occurrence of any of the Forfeiture Events described in the Recapture and Forfeiture Agreement that you will be required to sign in order to participate in the 2013 EMCP.

The amount to be repaid will be $12,500 (1/12th of the amount of the cash award) for each full month by which your termination precedes the one-year anniversary of your date of hire.

II.	Benefits

You will be eligible to participate in all employee benefit plans offered to Freddie Mac’s senior executive officers (as may be modified or terminated from time to time by Freddie Mac in its sole discretion) pursuant to the terms set forth in the applicable plan. In summary, our current benefit plans consist of the following:

•	Healthcare Coverage– We offer a competitive healthcare program that provides medical, dental and vision coverage for you and your eligible dependents with several options to choose from.

•	Income Protection – We provide short- and long-term disability income protection, life insurance, accidental death and personal loss insurance, and business travel accident insurance.

•
Vacation - As an officer, you will accrue 20 days of vacation annually. This equates to 6.46 hours each semi-monthly pay period. You begin accruing vacation starting with your first full pay period. Beginning in your second calendar year of employment you have the option to purchase up to five (5) additional days of vacation.

•
Thrift/401(k) Savings Plan – You will be able to contribute to our Thrift/401(k) Savings Plan on a pre-tax and/or after-tax basis. Freddie Mac will begin matching a portion of your contributions after one year of service at up to six percent of pay. This plan also includes an annual company discretionary contribution that is based on company performance. This contribution, which is in addition to the matching contribution, is determined using a defined formula and is subject to a three-year vesting schedule.

•
Supplemental Executive Retirement Plan (SERP) – The SERP is an unfunded nonqualified plan for officers intended to make up for employer-provided contributions under the Thrift/401(k) Savings Plan that are capped due to Internal Revenue Code limitations.

Compensation Terms – David B. Lowman – April 7, 2013

Under separate cover, we are sending details of our employee benefit plans. As a new employee, you may select the benefit plans that best meet your needs by logging on to Fidelity’s NetBenefits website at http://netbenefits.fidelity.com. Shortly after your start date, you will receive an email from the Freddie Mac Benefits Center instructing you to log on to NetBenefits to make your elections.

Note that you will not receive any information at your home address. Your enrollment window is open for 30 days following your hire date. During orientation, our benefit plans and information about enrollment will be explained in greater detail. Please visit our new employee website, http://www.freddiemac.com/careers/newemployee/, for information about working at Freddie Mac.

III.	Personal Securities investments

You agree that following the vesting of your rights in certain shares of JPMorgan Chase & Co. common stock on January 20, 2014, you will act in good faith, considering relevant market conditions, to reduce your ownership interest in JPMorgan Chase & Co. to less than 5% of your household's Simplified Net Worth (as that term is defined in Freddie Mac's Personal Securities Investments Policy, a copy of which is attached).

IV.	Restrictive Covenant and Confidentiality Agreement

The terms of your compensation provided in this letter are also contingent upon your agreement to be bound by the terms of the enclosed Restrictive Covenant and Confidentiality Agreement, which you must sign and return together with a signed copy of this letter.

V.	FHFA’s Review and Approval Authority

The terms and conditions of your compensation have been reviewed and approved by FHFA in consultation with Treasury as required under the terms of the company’s Preferred Stock Agreement. Notwithstanding such approval and any provision of this letter, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA’s authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended.

VI.	Reservations of Rights:

This letter is not intended, nor shall it be interpreted, to constitute a contract of employment for a specified duration. Your employment is at-will and both you and Freddie Mac retain the discretion to terminate the employment relationship at any time for any lawful reason with or without notice.

This offer of employment is contingent upon Freddie Mac’s satisfaction in its sole discretion with your references and the results of your background checks and drug test.

Compensation Terms – David B. Lowman – April 7, 2013

During the course of your review of this memorandum, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.

This memorandum shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

/s/ Donald H. Layton__________________            4/10/13_________
Donald H. Layton                            Date
Chief Executive Officer

I agree to the terms of this Agreement.

/s/ David B. Lowman__________________            4-9-2013_______
David B. Lowman                             Date